Exhibit 10.56
EXECUTION COPY
EMPLOYMENT AGREEMENT
     EMPLOYMENT AGREEMENT, dated as of September 12, 2008 (this “Agreement”), between American Railcar Industries, Inc., a Delaware corporation (the “Company”) and Mr. Dale Davies (the “Employee”).
1. Employment
(a) Upon the terms and conditions hereinafter set forth, the Company hereby agrees to employ the Employee and the Employee hereby agrees to become so employed. During the Term of Employment (as hereinafter defined), the Employee shall be employed in the position of Senior Vice President, Chief Financial Officer and Treasurer of the Company, reporting to James J. Unger, Chief Executive Officer of the Company and the Board of Directors of the Company (the “Board”), and as an officer of subsidiaries of the Company as specified and directed by the Board from time to time, and shall perform such duties, consistent with such status and position, as are specified from time to time by, and shall serve in such capacities at the pleasure of, the Company and the Board, subject to the terms hereof.
(b) During the Term of Employment (as hereinafter defined), the Employee shall devote all of his professional attention, on a full time basis, to the business and affairs of the Company and shall use his best efforts to advance the best interest of the Company and shall comply with all of the policies of the Company, including, without limitation, such policies with respect to legal compliance, conflicts of interest, confidentiality and business ethics as are from time to time in effect.
(c) During the Term of Employment, the Employee shall not directly or indirectly render services to, or otherwise act in a business or professional capacity on behalf of or for the benefit of, any other “Person” (as defined below) as an employee, advisor, member of a board or similar governing body, independent contractor, agent, consultant, representative or otherwise, whether or not compensated. “Person” or “person”, as used in this Agreement, means any individual, partnership, limited partnership, corporation, limited liability company, trust, estate, cooperative, association, organization, proprietorship, firm, joint venture, joint stock company, syndicate, company, committee, government or governmental subdivision or agency, or other entity.
2. Term
The employment period shall commence as of September 1, 2008 (the “Effective Date”) and shall continue through September 1, 2011 (the “Expiration Date”) (such period being referred to herein as the “Term of Employment.”

3. Compensation
For all services to be performed by the Employee under this Agreement, during the Term of Employment, the Employee shall be compensated in the following manner:
(a)	Base Compensation
The Company will pay the Employee a salary (the “Base Salary”) at an annual rate of $185,000 per full 365-day year. The Base Salary shall be payable in accordance with the normal payroll practice of the Company. The Base Salary will be reviewed periodically by the Board of Directors as is customary with other officers. Following such review, the Board of Directors may, at its absolute and sole discretion, increase (but shall not be required to increase) the Base Salary or other benefits.
(b)	Bonus Compensation
The Company will pay the Employee an annual bonus for each calendar year of employment ending on or after December 31, 2008, calculated based on the achievement of objective performance targets for the Company to be set by the Board (or a committee thereof) not later than March 31 for each such calendar year, of up to 50% of Base Salary, if such performance targets are met. The compensation payable as contemplated in the preceding sentence of this section 3(b) is referred to herein as “Bonus Compensation”. The Bonus Compensation in respect of any calendar year shall be paid no later than March 15 of the following calendar year or such later day as permissible under Section 409A of the Internal Revenue Code of 1986, as amended from time to time, (the “Code”) and the guidance issued thereunder from time to time, but in any event no later than promptly following completion of the audited financial statements of the Company for the calendar year in question (such date, the “Bonus Payment Date”).
(c)	Taxes

All amounts paid to the Employee under or pursuant to this Agreement, including, without limitation, the Base Salary and any Bonus Compensation, if any, any other compensation or benefits, whether in cash or in kind, shall be subject to normal federal, state and, if applicable, local or foreign tax withholding and deductions imposed by any one or more federal, state, local and or foreign governments, or pursuant to any foreign or domestic applicable law, rule or regulation.
4. Benefits.
During the Term of Employment, and in addition to any benefits and perquisites to which the Employee is otherwise entitled pursuant to this Agreement, the Employee shall be entitled to receive healthcare, group term life insurance, group long-term disability insurance, 401(k) participation, vacation, and other similar employee benefits at least equal to those currently or subsequently received by other senior employees of the Company as such may be provided by the Company in its sole and absolute discretion from time to time. In addition, during the Term of Employment, the Employee shall be entitled to reimbursement for the reasonable use of an automobile on terms consistent to those received by other senior employees of the Company.
5. Termination
This Agreement shall terminate (subject to Section 9(f) below) and the Term of Employment and the employment of Employee hereunder shall end, on the first to occur of any of the following (each a “Termination Event”):
(a)	The Expiration Date;

(b)	The: (i) death of the Employee or (ii) reasonable determination of the Board, which determination shall be reached in consultation with appropriate medical professionals, that the Employee has become physically or mentally incapacitated so as to be unable to perform the essential functions of Employee’s duties to the Company for 60 consecutive days, even with reasonable accommodation, (the “Disability);

(c)	The discharge of the Employee by the Company with or without Cause; or

(d)	the resignation of the Employee for Good Reason (without limiting the effect of such resignation, the Employee agrees to provide the Company not less than 30 days prior written notice of such resignation.
The Company may discharge the Employee at any time, for any reason or no reason, with or without Cause. As used herein, “Cause” is defined as the Employee’s: (i) failure to perform substantially the duties of the Senior Vice President, Chief Financial Officer andTreasurer of the Company (other than any such failure resulting from incapacity due to Disability), (ii) charged with any crime other than traffic violations, (iii) engagement in an act of fraud or of willful dishonesty towards the Company, (iv) material breach of this Agreement, (v) willful misconduct or gross negligence in the performance of Employee’s duties hereunder, or (vi) violation of a federal or state securities law or regulation. As used herein, “Good Reason” means the occurrence of any one or more of the following events without the express consent of the Employee: (i) a material breach by Company of its obligations under this Agreement, (ii) a material diminution in Employee’s position of duties of Senior Vice President, Chief Financial Officer and Treasurer of the Company as set forth in this Agreement, (iii) any reduction in Employee’s Base Salary or benefits, or (iv) any relocation of Employee’s assigned workplace to an area outside of the greater St. Louis metropolitan area. A Good Reason shall not exist until the Company has first failed to cure such failure or breach within thirty days of having been given written notice of such failure or breach by the Employee. To the extent the Employee is discharged or resigns, or is otherwise terminated or is deemed terminated, in each case as provided herein, from his position with the Company, he shall be and be deemed to have ceased his employment in the same manner with all of the subsidiaries of the Company.
6. Effect of Termination
In the event of termination of the Employee’s employment hereunder, all rights of the Employee under this Agreement, including all rights to compensation, shall end and the Employee shall only be entitled to be paid the amounts set forth in this Section 6 below; provided, that, the obligations of the Company to make any payment required pursuant to this Section 6 (other than (x) any amounts of the Employee’s Base Salary previously earned and accrued and (y) in accordance with the Company’s policy, unreimbursed business expenses of the Employee, ((x) and (y) collectively, the “Accrued Obligations”), but with the exception of the Accrued Obligations being payable under clause (c) below), is conditioned upon (i) execution and delivery by the Employee to the Company of a settlement and release agreement in favor of the Company, its affiliates and their respective officers, directors, employees, agents and equity holders in respect of the Employee’s employment with the Company and the termination thereof in form substantially as set forth in Exhibit A, attached hereto, and (ii) such agreement, once executed by the Employee and delivered to the Company, becomes irrevocable, enforceable and final under the applicable law.
(a)	In the event that the Employee’s employment is terminated for the reason set forth in Section 5(a) above (i.e., Expiration Date), then, in lieu of any other payments of any kind (including without limitation, any severance payments), the Employee shall be entitled to receive, within thirty (30) days following the date on which the Termination Event in question occurred (the “Clause (a) Termination Date”) (or, in the case of any Bonus Compensation, as soon as practicable following the calculation thereof):
(i)	the Employee’s Accrued Obligations, due and unpaid to the Employee from the Company as of the Clause (a) Termination Date; and

(ii)	any amounts of Bonus Compensation earned and due in respect of a completed calendar year, which remains unpaid to the Employee as of the Clause (a) Termination Date.
(b)	In the event that the Employee’s employment is terminated for the reason set forth in Section 5(b) above (i.e., death or Disability), then, in lieu of any other payments of any kind (including without limitation, any severance payments), the Employee shall be entitled to receive, within thirty (30) days following the date on which the Termination Event in question occurred (the “Clause (b) Termination Date”) (or, in the case of any Bonus Compensation, as soon as practicable following the calculation thereof):
(i)	the Employee’s Accrued Obligations, due and unpaid to the Employee from the Company as of the Clause (b) Termination Date;

(ii)	any amounts of Bonus Compensation earned and due with respect to a completed calendar year, which remains unpaid to the Employee as of the Clause (b) Termination Date; and

(iii)	a pro-rated portion of the Bonus Compensation computed as set forth below.
(c)	In the event that the Employee’s employment is terminated due to the discharge of the Employee by the Company without Cause (which the Company is free to do at any time in its sole and absolute discretion) or the Employee’s termination of this Agreement for Good Reason, then, in lieu of any other payments of any kind (including, without limitation, any severance payments), the Employee shall be entitled to receive, within thirty (30) days following the date on which the Termination Event in question occurred (the “Clause (c) or (d) Termination Date”) (other than in the case of (iv), which shall be paid in accordance with normal payroll practice of the Company or, in the case of any Bonus Compensation, as soon as practicable following the calculation thereof):
(i)	the Employee’s Accrued Obligations, due and unpaid to the Employee from the Company as of the Clause (c) or (d) Termination Date;

(ii)	any amounts of Bonus Compensation earned and due with respect to a completed calendar year, which remains unpaid to the Employee as of the Clause (c) or (d) Termination Date;

(iii)	a pro-rated portion of the Bonus Compensation computed as set forth below; and

(iv)	a continuation of the payment, in accordance with the normal payroll practice of the Company, of amounts of Base Salary that the Employee would have earned through the Expiration Date had he continued to be employed by the Company through the Expiration Date.
(d)	In the event of any termination of the Employee’s employment, the Employee shall be under no obligation to seek other employment, but in the event the Employee becomes employed following any such termination, the Company shall be entitled to an offset of the payments paid or to be paid under clause (iv) of Section 6(c) above, on account of any remuneration or other benefit attributable to any subsequent employment that the Employee may obtain. The Employee shall correctly disclose to the Company all such remuneration or other benefit, and if there is a written employment agreement in connection therewith, provide the Company with a copy thereof.

(e)	For the purpose of this Section 6, any Bonus Compensation shall be deemed to be earned and to become due and payable with respect to any calendar year only if the Term of Employment has continued through December 31, of such year and, with respect to the amounts, if any, of such Bonus Compensation for any year, shall be determined based upon the level of attainment of the applicable performance targets for such year. In the event that, pursuant to the terms of this Section 6, the Employee is entitled to receive any pro rated Bonus Compensation, such pro ration shall be determined following December 31 of the calendar year in which the Employee ceases to be employed hereunder, but shall be paid no later than the following Bonus Payment Date, and shall be calculated by multiplying the Bonus Compensation that would have been deemed earned and to become due and payable in accordance with the terms of this Agreement with respect to the calendar year in which the Employee ceases to be employed hereunder if the Term of Employment had continued through December 31 of such year as determined based upon the applicable performance targets for such year, by a fraction, the numerator of which is the number of days from (and including) January 1 of such year through (and including) the last day of employment hereunder, and the denominator of which is 365.
7. Non-Disclosure
During the Term of Employment and at all times thereafter, the Employee shall hold in a fiduciary capacity for the benefit of the Company and each of its affiliates, all secret or confidential information, knowledge or data, including, without limitation, trade secrets, sources of supplies and materials, customer lists and their identity, designs, production and design techniques and methods, identity of investments, identity of contemplated investments, business opportunities, valuation models and methodologies, processes, technologies, and any other intellectual property relating to the business of the Company or its affiliates, and their respective businesses, (i) obtained by the Employee during the Employee’s employment by the Company and any of the subsidiaries of the Company and (ii) not otherwise in the public domain, (“Confidential Information”). The Employee also agrees to keep confidential and not disclose any personal information regarding any controlling Person of the Company, including Carl C. Icahn, or any of its or his affiliates and their employees, and any member of the immediate family of any such Person (and all such personal information shall be deemed “Confidential Information” for the purposes of this Agreement). The Employee shall not, without the prior written consent of the Company (acting at the direction of the Board): (i) except to the extent compelled pursuant to the order of a court or other body having jurisdiction over such matter or based upon the advice of counsel that such disclosure is legally required, communicate or divulge any Confidential Information to anyone other than the Company and those designated by the Company; or (ii) use any Confidential Information for any purpose other than the performance of his duties pursuant to this Agreement. The Employee will assist the Company or its designee, at the Company’s expense, in obtaining a protective order, other appropriate remedy or other reliable assurance that confidential treatment will be accorded any Confidential Information disclosed pursuant to the terms of this Agreement.
All processes, know-how, technologies, trade-secrets information, intellectual property and inventions (collectively, “Inventions”) conceived, developed, invented, made or found by the Employee, alone or with others, during the Term of Employment and out of the performance of his duties and responsibilities hereunder, whether or not patentable and whether or not on the Company’s or any of its subsidiaries’ time or with the use of the Company’s or any of its subsidiaries’ facilities or materials, shall be the property of the Company or its respective subsidiary, as the case may be, and shall be promptly and fully disclosed by the Employee to the Company. The Employee shall perform all necessary acts (including, without limitations, executing and delivering any confirmatory assignments, power of attorney, documents, or instruments requested by the Company or any of its subsidiaries) to vest title to any such Invention in the Company or the applicable subsidiary and to enable the Company or the applicable subsidiary, at their expense, to secure and maintain domestic and/or foreign patents or any other rights for such Inventions.
All right, title and interest in all copyrightable material that the Employee shall conceive or originate individually or jointly or commonly with others, and that arise during the term of his employment with the Company and out of the performance of his duties and responsibilities under this Agreement, shall be the property of the Company and are hereby assigned by the Employee to the Company, along with ownership of any and all copyrights in the copyrightable material. Upon request and without further compensation therefor, but at no expense to the Employee, the Employee shall execute any and all papers and perform all other acts necessary to assist the Company to obtain and register copyrights on such materials in any and all countries. Where applicable, works of authorship created by the Employee for the Company in performing his duties and responsibilities hereunder shall be considered “works made for hire,” as defined in the U.S. Copyright Act.
8. Non-Compete and Non-Solicitation
(a)	In addition to, and not in limitation of, all of the other terms and provisions of this Agreement, the Employee agrees that during the Term of Employment, the Employee will comply with the provisions of Section 1 above.

(b)	Unless the Employee’s employment is terminated by the Company without Cause, for the later of (i) a period of one (1) year following the last day of the Term of Employment or (ii) the period during which the Company continues to pay Base Salary to the Employee after termination of employment under Section 6(c)(iv), the Employee will not, either directly or indirectly, as principal, agent, owner, employee, director, partner, investor, shareholder (other than solely as a holder of not more than 1% of the issued and outstanding shares of any public corporation), consultant, advisor or otherwise howsoever own, operate, carry on or engage in the operation of or have any financial interest in or provide, directly or indirectly, financial assistance to or lend money to or guarantee the debts or obligations of any Person carrying on or engaged in any business that is similar to or competitive with the business conducted by the Company or any of its subsidiaries during or on the date of termination of

Employee’s employment. The business of manufacturing, selling and/or distributing railcars and railcar parts and other related products shall be and be deemed to be “competitive” with the business conducted by the Company for the purposes hereof.

(c)	The Employee covenants and agrees with the Company and its subsidiaries that, during the Term of Employment and for the later of (i) one (1) year following the last day of the Term of Employment or (ii) the period during which the Company continues to pay Base Salary to the Employee under Section 6(c)(iv) thereafter, the Employee shall not directly, or indirectly, for himself or for any other Person:
(i)	solicit, interfere with or endeavor to entice away from the Company or any of its subsidiaries or affiliates, any customer, client or any Person in the habit of dealing with any of the foregoing;

(ii)	attempt to direct or solicit any customer or client away from the Company or any of its subsidiaries or affiliates;

(iii)	interfere with, entice away or otherwise attempt to obtain the withdrawal of any employee of the Company or any of its subsidiaries or affiliates; or

(iv)	advise any Person not to do business with the Company or any of its subsidiaries or affiliates.
The Employee represents to and agrees with the Company that the enforcement of the restrictions contained in Section 7 and Section 8 (the Non-Disclosure and Non-Compete and Non-Solicitation sections respectively) would not be unduly burdensome to the Employee and that such restrictions are reasonably necessary to protect the legitimate interests of the Company. The Employee agrees that the remedy of damages for any breach by the Employee of the provisions of either of these sections may be inadequate and that the Company shall be entitled to injunctive relief, without posting any bond. This section constitutes an independent and separable covenant that shall be enforceable notwithstanding any right or remedy that the Company may have under any other provision of this Agreement or otherwise.
9. Miscellaneous
(a)	This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all previous written, and all previous or contemporaneous oral negotiations, understandings, arrangements, and agreements, and may be amended, modified or changed only by a written instrument executed by the Employee and the Company.

(b)	This Agreement and all of the provisions hereof shall inure to the benefit of and be binding upon the legal representative, heirs, distributees, successors (whether by merger, operation of law or otherwise) and assigns of the parties hereto; provided, however, that the Employee may not delegate any of the Employee’s duties hereunder, and may not assign any of the Employee’s rights hereunder, and any such purported or attempted assignment or delegation shall be null and void and of no legal effect. In the event the Company assigns this Agreement and its successor assumes the Company’s obligations hereunder in writing or by operation of law, (i) the Company shall be released from all of its obligations hereunder, and (ii) all of the references to the Company, and to the Board, shall be deemed to be references to the Company’s successor and to the governing body of such successor, respectively. The Company and all of its future or current subsidiaries shall be and be deemed to be third-party beneficiaries of this Agreement.

(c)	This Agreement will be interpreted and the rights of the parties determined in accordance with the laws of the United States applicable thereto and the internal laws of the State of New York.

(d)	The Employee covenants and represents that (i) he is not a party to any contract, commitment, restrictive covenant or agreement, nor is he subject to, or bound by, any order, judgment, decree, law, statute, ordinance, rule, regulation or other restriction of any kind or character, which would prevent or restrict his from entering into and performing his obligations under this Agreement, (ii) he is free to enter into the arrangements contemplated herein, (iii) he is not subject to any agreement or obligation that would limit his ability to act on behalf of the Company or any of its subsidiaries, and (iv) his termination of his existing employment, his entry into the employment contemplated herein and his performance of his duties in respect thereof, will not violate or conflict with any agreement or obligation to which he is subject. Employee has delivered to the Company true and complete copies of any currently effective employment agreement, non-competitive agreement or similar agreement to which Employee is subject.

(e)	The Employee acknowledges that he has had the assistance of legal counsel in reviewing and negotiating this Agreement.

(f)	This Agreement and all of its provisions (other than the provisions of Section 5, Section 6, Section 7, Section 8, and Section 9 hereof, which shall survive termination) shall terminate upon the Employee ceasing to be an employee of the Company for any reason.

(g)	All notices and other communications hereunder shall be in writing; shall be delivered by hand delivery to the other party or mailed by registered or certified mail, return receipt requested, postage prepaid or by a nationally recognized courier service such as Federal Express; shall be deemed delivered upon actual receipt; and shall be addressed as follows:

If to the Company:

American Railcar Industries, Inc.

100 Clark Street St. Charles, Missouri 63301 Facsimile: (636) 940-6044 Attention: James J. Unger, President and Chief Executive Officer

If to the Employee:

At the last known principal residence address reflected in the payroll records of the Company, or to such other address as either party shall have furnished to the other in writing in accordance herewith.
[Signature Page Follows]

AMERICAN RAILCAR INDUSTRIES, INC.

By:	/s/ JAMES J. UNGER
Name: James J. Unger
Title: President and Chief Executive Officer

Date:

EMPLOYEE:

By:	/s/ DALE DAVIES
Dale Davies

Date: September 12, 2008
[Signature page to Dale Davies Employment Agreement]

[FORM OF RELEASE]
Exhibit A
GENERAL RELEASE OF ALL CLAIMS
     This General Release of All Claims is made in consideration of severance payments and other benefits provided to the undersigned employee under the Employment Agreement with American Railcar Industries, Inc., a Delaware corporation (the “Company”), dated as of September 12, 2008 (“Employment Agreement”). Unless otherwise defined herein, the terms defined in the Employment Agreement shall have the same defined meaning in this General Release.
     1. For valuable consideration to be paid to Employee, upon expiration of the seven day revocation period provided in Section 10 herein, in lump sum or as salary continuation as provided for in Section 6 of the Employment Agreement and to which he is not contractually entitled to absent the execution of this General Release, the adequacy of which is hereby acknowledged, the undersigned (“Employee”), for himself, his spouse, heirs, administrators, children, representatives, executors, successors, assigns, and all other persons claiming through Employee, if any (collectively, “Releasers”), does hereby release, waive, and forever discharge the Company and the Company’s subsidiaries, parents, affiliates, related organizations, employees, officers, directors, shareholders, attorneys, successors, and assigns as well as all Related Parties (collectively, the “Releasees”) from, and does fully waive any obligations of Releasees to Releasers for, any and all liability, actions, charges, causes of action, demands, damages, or claims for relief, remuneration, sums of money, accounts or expenses (including, without limitation, attorneys’ fees and costs) of any kind whatsoever (collectively, the “Released Claims”), whether known or unknown or contingent or absolute, which heretofore has been or which hereafter may be suffered or sustained, directly or indirectly, by Releasers in consequence of, arising out of, or in any way relating to Employee’s employment with the Company or any of its affiliates and the termination of Employee’s employment including the payment of Employee’s Accrued Obligations under Section 6 of the Employment Agreement. The foregoing release and discharge, waiver and covenant not to sue includes, but is not limited to, all claims, and any obligations or causes of action arising from such claims, under common law including any state or federal discrimination, fair employment practices or any other employment-related statute or regulation (as they may have been amended through the date of this agreement) prohibiting discrimination or harassment based upon any protected status including, without limitation, race, color, religion, national origin, age, gender, marital status, disability, handicap, veteran status or sexual orientation. Without limitation, specifically included in this paragraph are any claims arising under the Federal Rehabilitation Act of 1973, Age Discrimination in Employment Act of 1967, as amended (“ADEA”), the Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of 1964, as amended by the Civil Rights Act of 1991, the Equal Pay Act, the Americans With Disabilities Act, the National Labor Relations Act, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, the Family Medical Leave Act of 1993, the Consolidated Omnibus Budget Reconciliation Act of 1985, and any similar state statutes. The foregoing release and discharge also expressly includes any Released Claims under any state or federal common law theory, including, without limitation wrongful or retaliatory discharge, breach of express or implied contract, promissory estoppel, unjust enrichment, breach of covenant of good faith and fair dealing, violation of
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public policy, defamation, interference with contractual relations, intentional or negligent infliction of emotional distress, invasion of privacy, misrepresentation, deceit, fraud or negligence. This also includes a release by Employee of any Released Claims for alleged physical or personal injury, emotional distress relating to or arising out of Employee’s employment with the Company or the termination of that employment; and any Released Claims under the WARN Act or any similar law, which requires, among other things, that advance notice be given of certain work force reductions. This release and waiver applies to any Released Claims or rights that may arise after the date Employee signs this General Release.
     2. Excluded from this General Release are any claims which cannot be waived by law, including but not limited to the right to participate in an investigation conducted by certain government agencies. Employee does, however, waive Employee’s right to any monetary recovery should any agency (such as the Equal Employment Opportunity Commission) pursue any claims on Employee’s behalf. Employee represents and warrants that Employee has not filed any complaint, charge, or lawsuit against the Releasees with any government agency or any court. Also excluded from this General Release are any amounts due and payable under Section 6 other than Employee’s Accrued Obligations.
     3. Employee agrees never to sue Releasees in any forum for any Released Claims covered by the above waiver and release language, except that Employee may bring a claim under the ADEA to challenge this General Release. If Employee violates this General Release by suing Releasees, other than under the ADEA or as otherwise set forth in Section 1 hereof, Employee shall be liable to the Company for its attorneys’ fees and other litigation costs incurred in defending against such a suit. Nothing in this General Release is intended to reflect any party’s belief that Employee’s waiver of claims under ADEA is invalid or unenforceable, it being the interest of the parties that such claims are waived.
     4. Employee acknowledges and recites that:
     (a) Employee has executed this General Release knowingly and voluntarily;
     (b) Employee has read and understands this General Release in its entirety;
     (c) Employee has been advised and directed orally and in writing (and this subparagraph (c) constitutes such written direction) to seek legal counsel and any other advice he wishes with respect to the terms of this General Release before executing it;
     (d) Employee’s execution of this General Release has not been forced by any employee or agent of the Company, and Employee has had an opportunity to negotiate the terms of this General Release and that the agreements and obligations herein are made voluntarily, knowingly and without duress, and that neither the Company nor its agents have made any representation inconsistent with the General Release; and
     (e) Employee has been offered 21 calendar days after receipt of this General Release to consider its terms before executing it.
     6. This General Release shall be governed by the internal laws (and not the choice of laws) of the State of New York, except for the application of pre-emptive Federal law.
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     7. Employee represents that he has returned all property belonging to the Company including, without limitation, keys, access cards, computer software and any other equipment or property. Employee further represents that he has delivered to the Company all documents or materials of any nature belonging to it, whether an original or copies of any kind, including any trade secrets or proprietary information.
     8. Employee agrees to keep confidential the existence of this General Release, as well as all of its terms and conditions and not to disclose to any person or entity the existence, terms and conditions of this General Release except to his attorney, financial advisors and/or members of his immediate family provided they agree to keep confidential the existence, terms and conditions of this General Release. In the event that Employee believes that he is compelled by law to divulge the existence, terms or conditions of this General Release in a manner prohibited by the preceding sentence, he agrees to notify Company (by notifying counsel to the Company) of the basis for the belief before actually divulging such information. Employee hereby confirms that as of the date of signing this General Release, he has not disclosed the existence, terms or conditions of this General Release, except as provided for herein.
     9. Employee represents that he has been provided notice of his right to elect continuation of medical benefits under COBRA and that he is not entitled to any other benefits under the Company’s employee benefit plans except as provided for therein or under Section 6 of the Employment Agreement.
     10. Employee shall have 7 days from the date hereof to revoke this General Release by providing written notice of the revocation to the Company, as provided in Section 9 of the Employment Agreement, in which event this General Release shall be unenforceable and null and void.
[Signature Page Follows]
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     PLEASE READ THIS GENERAL RELEASE CAREFULLY. IT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.
EMPLOYEE:

Dale Davies
Date:                     , 20
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